Exhibit 99.1

FOR IMMEDIATE RELEASE

Unilife Issues Letter to Stockholders

Regarding Securities Class Action Lawsuit

YORK, Pa., Nov. 6, 2013 /PRNewswire/ — Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS), today responded to a request from the Australian Stock Exchange (ASX) by issuing a letter to its stockholders regarding a securities class action lawsuit.

Dear Unilife Shareholders:

I am writing to you today regarding a lawsuit brought in the US against Unilife Corporation (Unilife), myself, and other officers of the company, which we believe is entirely meritless. This lawsuit has been brought under US securities law by a shareholder holding a very small parcel of shares and mostly repeats the allegations of a lawsuit filed by a former employee, which we are in the process of defending and which we believe to be groundless. The former employee claims that he was terminated in retaliation for reporting alleged regulatory violations by Unilife. However, the former employee was in fact terminated due to poor performance and we believe filed the lawsuit in retaliation after Unilife refused to comply with his demand for severance payments (which he was not entitled to due to the reasons for his termination).

We are being advised by lawyers in the US with respect to both of these claims and they have informed us that, in the US, securities law claims of this nature are not uncommon as a means of opportunistic lawyers trying to attract clients.

I am confident that Unilife will prevail with regards to both of these claims and can assure you that Unilife will vigorously defend itself against these actions.

With respect to the allegations made in these claims, I can assure all of you that Unilife is in full compliance with all applicable regulatory requirements. In 2013 two regulatory compliance audits of Unilife’s quality system were performed. Both audits resulted in zero observations, i.e., no deviations from applicable quality standards were noted. In February 2013, the Notified Body NSAI (National Standards Authority of Ireland) performed an audit of our quality system, which is equivalent to an FDA audit for European countries. This audit resulted in zero observations, i.e., no deviations from the applicable standards were found. The auditors’ conclusion was that Unilife was in compliance with the applicable standards. In March, the FDA performed an audit of Unilife’s quality system and facility. The FDA closed out the audit with no FDA 483 Inspectional Observation issued, i.e., no deviations from the applicable standards were noted.

Finally, Unilife is in full compliance with all applicable securities laws. As a public company in the US we are subject to a legal system in which employees can sue companies for undeserved compensation while making unfounded allegations with impunity, and plaintiffs lawyers can first advertise for clients and then bring a lawsuit for the mere cost of the court filing fee in the hope that the company will settle with them.

Thank you for your continued support of Unilife.

Sincerely

/s/ Alan Shortall

Alan Shortall

CEO

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary device technologies includes prefilled syringes with automatic needle retraction, reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Each of these innovative and highly differentiated device platforms can be customized by Unilife to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)
Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation
P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500

SOURCE Unilife Corporation